UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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FORTERRA, INC.

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Dear Stockholders,

I would like to invite you to join us at Forterra’s Annual Meeting of Stockholders on Monday, June 19, 2017, at 10:00 a.m., local time, at our corporate headquarters, which is located at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this Proxy Statement.

In addition to the Proxy Statement you should have received a copy of our Annual Report on Form 10-K for fiscal year 2016, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2016 Annual Report on Form 10-K on the Company’s website at forterrabp.com.

Please take this opportunity to participate in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting-How do I vote by proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

April 28, 2017

Sincerely,

Jeff Bradley

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on June 19, 2017.

The Proxy Statement and accompanying 2016 Annual Report to Stockholders are available at www.proxydocs.com/FRTA.

NOTICE OF ANNUAL MEETING

TIME AND DATE:	10:00 a.m., local time, on Monday, June 19, 2017

LOCATION:	Forterra, Inc.

511 E. John Carpenter Freeway, Suite 600

Irving, TX 75062

ITEMS OF BUSINESS:	The following matters of business will be voted on at the meeting:

•	To elect the four director nominees named in the Proxy Statement to hold office until the 2020 annual meeting;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To vote, on an advisory basis, on the frequency of future advisory votes to approve executive compensation; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE:	Only stockholders of record as of the close of business on April 20, 2017 are entitled to receive notice of, to attend and to vote at the Annual Meeting.

PROXY VOTING:	Whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, by telephone or by mailing your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors,

Lori M. Browne

Senior Vice President & General Counsel

Irving, Texas

April 28, 2017

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

We are providing these proxy materials in connection with the 2017 Annual Meeting of Stockholders of Forterra, Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read this Proxy Statement before voting. For more complete information regarding the Company’s 2016 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 or the 2016 Form 10-K.

2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Location
June 19, 2017 at 10:00 a.m. (local time)	April 20, 2017	Forterra, Inc. Headquarters 511 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062

Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of the four director nominees named in this Proxy Statement	FOR each nominee	5
2	Ratification of the appointment of Ernst & Young LLP for 2017	FOR	6
3	Advisory vote to approve executive officer compensation	FOR	7
4	Advisory vote on frequency of future advisory votes to approve executive compensation	1 YEAR	8

VOTING YOUR SHARES

You are entitled to vote your shares if you were a stockholder at the close of business on April 20, 2017, the record date for the Annual Meeting. You may vote:

•	By Telephone—You may call the number listed on your proxy card.

•	By Mail – You may complete, sign, date and return your proxy card in the envelope provided.

•	By Internet – You may vote electronically on the Internet by visiting the webpage address listed on your proxy card or voting instruction card.

•	In Person – You may attend the Annual Meeting in person and vote by ballot at that time.

See “About the Annual Meeting-How do I vote by proxy?” below and your proxy or voting instruction card accompanying this Proxy Statement for further information.

ABOUT THE ANNUAL MEETING

We are providing these proxy materials in connection with the 2017 Annual Meeting of Stockholders of Forterra, Inc., or the Annual Meeting. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2016 Annual Report to Stockholders were first mailed to stockholders on or about May 4, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Forterra,” “our company,” “the Company,” “us,” “we” and “our” refer to Forterra, Inc. and its consolidated subsidiaries.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2017 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	To elect the four director nominees named in the Proxy Statement to hold office until the 2020 annual meeting;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.

Stockholders will also act upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Kevin Barner, Jeff Bradley, Robert Corcoran and Chadwick S. Suss as directors to hold office until the 2020 annual meeting;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.	For the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	For One Year, on an advisory basis, for the frequency of future advisory votes on named executive officer compensation.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 20, 2017 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the

Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 63,792,743 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.

In respect of proposals 2 and 3, to be approved, either proposal must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against either proposal. Broker non-votes will not affect the outcome of either proposal.

Proposal 4 will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. Abstentions and “broker non-votes” will not affect the outcome of this proposal.

The results of the advisory votes on the compensation of the Company’s named executive officers and on the frequency of future advisory votes on named executive officer compensation, proposals 3 and 4 respectively, are not binding on the Board of Directors.

Lone Star Fund IX (U.S.), L.P., which we refer to in this Proxy Statement, along with its affiliates and associates (excluding us and other companies that it owns as a result of its investment activities), as Lone Star, beneficially owns approximately 70.3% of the Company’s common stock through Forterra US Holdings, LLC, our controlling stockholder. Lone Star has indicated that it will vote its shares in favor of the director nominees named in this Proxy Statement, in favor of Proposals 2 and 3 and in favor of one year for Proposal 4. If Lone Star votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to elect the director nominees, to adopt Proposals 2 and 3, and to approve one year in respect of Proposal 4.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy and electronically on the Internet or by telephone.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors for the matters on which you do not vote. In connection therewith, the Board of Directors has designated Jeff Bradley and Lori Browne as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the other matters that will come before the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect the four directors named in this Proxy Statement to serve on the Board of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than two nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board of Directors. Our Board currently consists of 11 directors. Our Certificate of Incorporation provides that our Board shall be divided into three classes, with the term of office of one class expiring each year. The terms of office of Classes I, II and III end at the Annual Meeting, the 2018 annual meeting and the 2019 annual meeting, respectively. Each class consists, as nearly as possible, of one-third of the total number of directors. Currently, Classes I and II consist of four directors and Class III consists of three directors.

At the Annual Meeting, four individuals will be elected for three-year terms expiring in 2020. Our Board has nominated Messrs. Kevin Barner, Jeff Bradley, Robert Corcoran and Chadwick S. Suss be reelected to Class I directors for terms of three years each, expiring at the 2020 annual meeting of stockholders. Messrs. Barner, Bradley, Corcoran and Suss currently serve as directors.

When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. The Board believes that each of the four nominees is highly qualified and has experience, skills, background and attributes that qualify each of them to serve as a director of Forterra. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the four nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.

Directors are elected by a plurality of the votes cast. This means that the four individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR all four of its nominees.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2017 and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP.

The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws require that stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL 3. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and related rules of the Securities Exchange Commission, or the SEC, we are asking our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers, or NEOs, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the compensation tables and narrative discussion that follow such section.

Although this vote is not binding on our company, it will provide information to the Compensation Committee of our Board of Directors regarding investor views about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion in this Proxy Statement. The Compensation Committee believes our executive compensation program is reasonable and aligned with stockholder interests.

Our stockholders are being asked to approve, by non-binding, advisory vote, the following resolution relating to the compensation of our named executive officers as reported in this Proxy Statement:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in this Proxy Statement.”

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-FREQUENCY)

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are asking our stockholders to vote on whether future advisory votes to approve our executive compensation should occur every year, every two years or every three years. Accordingly, stockholders will be able to specify one of four choices for this Proposal 4 when voting: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation on this proposal. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors, but the Board of Directors will consider the results of this vote when determining how often to conduct future advisory votes to approve our executive compensation.

After careful consideration, the Board of Directors has considered the matter and determined to recommend that stockholders vote for holding an advisory vote to approve our executive compensation every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Accordingly, the Board of Directors believes that an annual advisory say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year.

The Board of Directors unanimously recommends that you vote, on an advisory basis, for “ONE YEAR” as the frequency to conduct future advisory votes to approve named executive officer compensation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors believes that its members, and the Board as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “Committees of the Board of Directors-Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board of Directors and its committees.

The following discussion sets forth the names, ages and background information of the nominees for election as director and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

NOMINEES

Kevin Barner—Mr. Barner, age 35, is a Class I director and has been a member of our Board of Directors since October 2016. Mr. Barner is a Managing Director of Lone Star North America Acquisitions LLC, an affiliate of ours and Lone Star, where he previously served as Director from June 2014 through December 2016, and where he focuses on origination and underwriting activities related to corporate private equity and debt investments throughout the Americas region. Prior to his current role, from August 2012 until June 2014, Mr. Barner was a Vice President at Hudson Americas L.P., an affiliate of ours and Lone Star, serving in an origination, underwriting, and asset management role on various operating company investments made by several of Lone Star’s funds. Prior to joining Hudson Americas, from March 2006 until August 2012, Mr. Barner served as a Vice President and Associate at The Halifax Group, a middle-market private equity firm with over $1.0 billion under management. While at Halifax, Mr. Barner was responsible for identifying, evaluating and sourcing private equity investment opportunities and was a board member or board observer for several of Halifax’s portfolio companies, including, Service Champ, Aptiv Solutions, North American Video, and XLA. From July 2004 until March 2006, Mr. Barner was an Analyst with BB&T Capital Markets Investment Banking platform specializing in mergers and acquisitions across a variety of industries. Mr. Barner has served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017, served as a member of the board of directors of Continental Building Products, Inc. from March 2015 to March 2016 and currently serves as a member of the board of directors of a number of privately held companies.

Mr. Barner brings broad expertise in financial management to the board of directors. His extensive experience in private equity and the financial markets also allows him to make valuable contributions with respect to our capital structure and financing, acquisition and investing activities.

Jeff Bradley—Mr. Bradley, age 56, is a Class I director and has served as our Chief Executive Officer since September 2015 and a member of our Board of Directors since July 2016. Mr. Bradley joined Forterra from Globe Specialty Metals, a publicly-traded producer of silicon metal and silicon based alloys, where he served as Chief Executive Officer from 2008 through 2015, when the company was purchased by Ferroglobe plc. From 2005 to 2008, Mr. Bradley served as Chairman and Chief Executive Officer of Claymont Steel, a U.S. custom steel plate producer. Prior to Claymont Steel, Mr. Bradley held numerous key roles at Worthington Industries. Mr. Bradley holds a Bachelor of Science degree in Business Administration from Loyola University.

As our Chief Executive Officer, Mr. Bradley brings a deep understanding of our business, operations and strategic planning to the Board. Mr. Bradley also has extensive industry and public company experience gained through his prior service as Chief Executive Officer of Globe Specialty Materials and Claymont Steel, where he successfully led each company through its initial public offering and its early stages as a public company. Mr. Bradley’s board service will also provide a direct and open channel of communications between the board and management.

Robert Corcoran—Mr. Corcoran, age 57, is a Class I director and has been a member of our Board of Directors since October 2016. Mr. Corcoran is Senior Advisor – Global Operations for Hudson Advisors LP, an affiliate of ours and Lone Star, a position he has held since January 2016. Mr. Corcoran was formerly President and Chief Operating Officer of Hudson Advisors, a position he held from July 2014 to December 2015, and prior to that served as President and Chief Financial Officer of Hudson Advisors starting in 1993. Before joining Hudson Advisors, Mr. Corcoran served as the Controller for Brazos Asset Management, Inc. and American Real Estate Group. Mr. Corcoran began his career with the accounting firm of Touche Ross & Co. in San Antonio. He is a CPA and holds a Bachelor of Science degree from the University of Texas at San Antonio.

Mr. Corcoran brings a significant level of management and asset-oversight expertise to the board from his career with Hudson Advisors. His service as an executive also provides the board with valuable insight regarding management’s day-to-day duties and responsibilities. Mr. Corcoran’s service on our advisory board also provides him with a working knowledge of our business and operations.

Chadwick Suss—Mr. Suss, age 40, is a Class I director and has been a member of our Board of Directors since October 2016. Mr. Suss has been a Director of Hudson Americas L.P., an affiliate of ours and Lone Star, since July 2015 and prior to that, served as a Vice President starting in August 2013. His responsibilities include identifying investment opportunities, managing acquisition processes, driving portfolio company performance and working on investment exits. Mr. Suss’s asset management responsibilities include the building products and shipping businesses of Lone Star’s operating companies. Prior to joining Hudson Americas, Mr. Suss worked as a turnaround and restructuring advisor with AlixPartners from March 2009 to July 2013. Prior to AlixPartners, Mr. Suss held investment banking roles at J.P. Morgan and A.G. Edwards as well as corporate finance positions at S.C. Johnson. Mr. Suss served as a member of the board of directors of Continental Building Products, Inc. from February 2014 to March 2016.

Mr. Suss brings broad financial and operational expertise to the board of directors developed through roles in management consulting, investment banking and corporate finance across a variety of industries. Mr. Suss’s background and expertise allow him to help the board identify, understand and address a wide variety of issues.

CONTINUING DIRECTORS

Samuel D. Loughlin—Mr. Loughlin, age 45, is a Class II director and has been Chairman and a member of our Board of Directors since October 2016. Mr. Loughlin currently serves as President of Lone Star North America Acquisitions, LLC, an affiliate of ours and Lone Star, where he is responsible for the management and oversight of all originations initiatives in North America. Previously, from 2011 to 2013, he served as Managing Director and Senior Managing Director of Lone Star U.S. Acquisitions, LLC. Mr. Loughlin joined Hudson Americas L.P., an affiliate of ours and Lone Star, in 2008 and focused on directing the management of the corporate assets located in North America. From 2008 to 2011, he served in various capacities at Hudson Americas, with responsibility for its retail and restaurant operating companies, in addition to leading teams in special originations initiatives. Mr. Loughlin has more than 18 years of finance and legal experience, including mergers and acquisitions, financing, private equity investment, originations and asset management transactions. Prior to joining Hudson Americas, Mr. Loughlin was a Partner of a Texas-based private equity firm with real estate, operating company and securities holdings, where he was responsible for legal oversight, deal structuring, asset evaluation, acquisitions and sales. Prior to that, Mr. Loughlin served as an attorney at Vinson & Elkins LLP, where he was a member of the Business and Corporate Securities group, with experience in venture capital and mezzanine financing transactions, private and public securities offerings, mergers and acquisitions, management buyouts and debt financing transactions. Mr. Loughlin also has served as chairman and a member of the board of directors of Foundation Building Materials, Inc. since February 2017, served as chairman of the board of directors of Del Frisco’s Restaurant Group, Inc. from July 2012 through December 2013, and served as chairman of the board of directors of Continental Building Products, Inc. from February 2014 through March 2015. He also currently serves as a member of the board of directors of a number of privately held companies.

Mr. Loughlin has significant experience with the strategic, financial and operational requirements facing operating companies in various industries, allowing him to guide the board in analyzing, shaping, and overseeing our execution of important operational and policy issues. His responsibilities for Lone Star’s operating companies in North America, including our company, also provide Mr. Loughlin with a working knowledge of our business and operations that are important to the development of the board.

Clint McDonnough—Mr. McDonnough, age 61, is a Class III director and has been a member of our Board of Directors since October 2016. Mr. McDonnough has been the Managing Partner of McDonnough Consulting LLC, a consulting firm, since May 2016. Before retiring in June 2015, Mr. McDonnough served 38 years at Ernst & Young LLP, most recently serving as the Managing Partner of the firm’s Dallas office. In his role as Managing Partner, Mr. McDonnough was responsible for leading all day-to-day practice operations in one of the firm’s largest markets. Prior to serving as Managing Partner, Mr. McDonnough was the firm’s Managing Partner of Assurance & Advisory Business Services for the southwest area practice. Mr. McDonnough has been a member of the board of directors of UDR, Inc. and ORIX USA Corporation since February 2016 and April 2016, respectively, and has served as a member of our Advisory Board since July 1, 2015. Mr. McDonnough is also active in, and serves on the boards of, several charitable and educational organizations.

Mr. McDonnough brings a significant level of financial and accounting expertise to the board developed during his more than 35 year career with Ernst & Young LLP. This experience, in particular his experience gained working with numerous listed companies, provides valuable insight regarding public company reporting matters, as well as insight into the process of an audit committee’s interactions with the board and management. Mr. McDonnough’s service on our advisory board also provides him with a working knowledge of our business and operations.

John McPherson—Mr. McPherson, age 48, is a Class III director and has been a member of our Board of Directors since October 2016. Mr. McPherson has been Executive Vice President, Chief Financial and Strategy Officer of Vulcan Materials Company, a publicly-traded producer of construction aggregates, asphalt mix and ready-mixed concrete, since July 2014. Prior to assuming his current position, Mr. McPherson served in a number of roles for Vulcan, including Executive Vice President and Chief Financial Officer from January 2014 to July 2014, Senior Vice President – East Region from November 2012 to December 2013 and Senior Vice President, Strategy and Business Development from October 2011 to November 2012. Before joining Vulcan in October 2011, Mr. McPherson worked at McKinsey & Company, Inc., a global management consulting firm, beginning in 1995, most recently serving as Senior Partner from 2006 to 2011.

Mr. McPherson brings a significant level of financial and accounting expertise to the board developed during his professional career, including through his service as a Chief Financial Officer. Mr. McPherson’s valuable public company experience also provides the board with valuable insight regarding public company reporting matters, as well a first-hand view of management’s day-to- day duties and responsibilities. Mr. McPherson’s service on our advisory board also provides him with a working knowledge of our business and operations.

Chris Meyer—Mr. Meyer, age 46, is a Class II director and has been a member of our Board of Directors since October 2016. Mr. Meyer has been a Managing Director of Hudson Americas L.P., an affiliate of ours and Lone Star, since February 2015. Mr. Meyer has oversight responsibility for a number of Lone Star’s private equity investments, including our company, and also assists with the due diligence and underwriting of potential operating company investments. Prior to joining Hudson Americas, Mr. Meyer held a number of positions with McKinsey & Company, Inc., a global management consulting firm, most recently serving as a Director (Senior Partner). While at McKinsey, Mr. Meyer managed the Dallas office, co-led the Consumer Practice group and co-founded McKinsey’s Consumer Marketing Analytics Center. Mr. Meyer has served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017 and currently serves as a member of the board of directors of a number of privately held companies, including several for which he serves as chairman. Mr. Meyer earned a Bachelor of Science degree in Industrial Engineering from North Carolina State University and a Masters of Business Administration degree from Harvard Business School.

Mr. Meyer’s background, including as a management consultant in a wide range of industries, allows him to assist the board in understanding and addressing a wide variety of the issues it faces. Mr. Meyer also brings significant financial and operational expertise developed through his past and current leadership and oversight roles. His responsibilities for Lone Star’s companies, including our company, also provide Mr. Meyer with a deep working knowledge of our business and operations.

Jacques Sarrazin—Mr. Sarrazin, age 67, is a Class III director and has been a member of our Board of Directors since October 2016. Mr. Sarrazin has also been a Partner at and President of JMH Conseil, a strategy and development consulting firm, since 2015. Mr. Sarrazin has also been an Affiliate Partner at Lindsay Goldberg, a private equity fund, since 2015. Prior to 2015, Mr. Sarrazin held a number of executive positions with Lafarge SA, a French industrial company, over a period of almost 25 years, most recently serving as Group Vice President of Strategy from 2007 to 2014. Prior to Lafarge, Mr. Sarrazin was employed by Pechiney, an aluminum company, and served as a research fellow at Ecole Polytechnique in Paris. Mr. Sarrazin holds a degree in Mining Engineering from Ecole des Mines, Nancy and a PhD from the University of Texas at Austin.

Mr. Sarrazin brings a significant level of industry experience to the board developed during his approximately 25 year career in the industrial and construction industries, including as an executive at Lafarge. His service as an executive also provides the board with valuable insight regarding management’s day-to-day duties and responsibilities. Mr. Sarrazin’s service on our advisory board also provides him with a working knowledge of our business and operations.

Kyle Volluz—Mr. Volluz, age 48, is a Class II director and has been a member of our Board of Directors since June 2016. Mr. Volluz has been a Managing Director with Hudson Advisors L.P., an affiliate of ours and Lone Star, since January 2015, and for the five years prior to that, a Director with Hudson Advisors, in each case, with responsibility for the management of the Legal Department. In such capacity, Mr. Volluz oversees all legal issues impacting operating companies that are affiliates of Lone Star within North America, as well as other corporate investments for which Hudson Advisors or its subsidiaries provide asset management services in North America. In particular, Mr. Volluz has been actively involved in the negotiation and closing of numerous lending transactions, acquisitions and asset sales for us and other Lone Star portfolio companies since joining Hudson Advisors in 2009. Previously, Mr. Volluz was Senior Vice President and Director of Legal Services for Goldman Sachs Specialty Lending Group, an affiliate of Goldman, Sachs & Co., a position he held from 2005 to 2009. Prior thereto, Mr. Volluz was an attorney with Baker Botts LLP and Thompson & Knight LLP, where he supported clients in various types of commercial banking transactions, mergers and acquisitions, private and public securities offerings and debt financing transactions. Mr. Volluz has served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017, served as a member of the board of directors of Continental Building Products, Inc. from February 2014 to March 2016 and currently serves as a member of the board of directors of a number of privately held companies. Mr. Volluz graduated from the University of Texas at Austin in Austin, Texas. He holds a Master of Business Administration degree from the Thunderbird School of Global Management in Glendale, Arizona, and a Juris Doctor degree from the Dedman School of Law at Southern Methodist University in Dallas, Texas.

Mr. Volluz’s knowledge of our company allows him to bring a well-informed perspective to the board of directors regarding our operations and the associated legal risks. His extensive experience with capital market transactions, both involving our company and other affiliates of Lone Star, also allows him to make valuable contributions with respect to our capital structure and financing and investing activities. His legal background also provides valuable insight to the board regarding issues we may face.

Grant Wilbeck—Mr. Wilbeck, age 35, is a Class II director and has been a member of our Board of Directors since October 2016. Mr. Wilbeck currently serves as Senior Managing Director of Lone Star North America Acquisitions LLC, an affiliate of ours and Lone Star, where he also served as a Managing Director from 2013 through December 2016. Mr. Wilbeck focuses on origination and underwriting activities related to corporate private equity and debt investments. Previously, from 2007 to 2013, he served in various capacities at Hudson Americas L.P., an affiliate of ours and Lone Star, with asset management responsibility across all retail and restaurant operating companies focusing on operational performance, capital structure and acquisition opportunities. Prior to joining Hudson Americas, Mr. Wilbeck was at APS Financial Corp. where he was a research analyst focused on distressed debt and special situations. Mr. Wilbeck has served as a member of the board of directors of

Foundation Building Materials, Inc. since February 2017, served as a member of the board of directors of Continental Building Products, Inc. from February 2014 to March 2016 and currently serves as a member of the board of directors of a number of privately held companies.

Mr. Wilbeck brings broad expertise in financial management to the board of directors. His extensive experience in the financial markets also allows him to make valuable contributions with respect to our capital structure and financing and investing activities.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as it deems necessary or desirable to carry out its responsibilities. In addition, our non-management directors meet as a group at each regularly scheduled Board meeting in an executive session in which Mr. Bradley and other members of management are not present. The Board of Directors held one meeting in fiscal 2016, which occurred following the closing of our initial public offering in October 2016, or the IPO. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. Our Principles of Corporate Governance provides that directors are expected to attend annual meetings of stockholders. The Annual Meeting will be the Company’s first annual meeting of stockholders.

DIRECTOR COMPENSATION

Each of our independent directors receives an annual retainer of $65,000 per year, with an additional $20,000 annual fee for service as the chair of the audit committee, $15,000 annual fee for service as the chair of the compensation committee, $10,000 annual fee for service as the chair of the nominating and corporate governance committee and $7,500 annual fee for service on a committee of the board. Such cash fees are paid quarterly in arrears. For 2016, such fees were pro-rated based on each individual’s service as a director commencing in October of 2016. In connection with our IPO, on October 20, 2016, each of our independent directors received an equity grant consisting of 1,130 shares of restricted stock and 2,810 non-qualified stock options. In September of 2016, each of our independent directors received an award of 1,000 pool units under the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan or the LTIP, which is described further below under “Compensation Discussion and Analysis -- Detailed Discussion of 2016 Compensation Program-Long Term Incentive Plan.” Prior to our IPO, our independent directors each also received fees for their services to our Company in an advisory capacity. These fees are reflected in the “All Other Compensation” column of the table below.

In future years, we intend to grant each of our independent directors an annual equity grant valued at approximately $75,000.

We do not pay any additional compensation to directors who are members of management or affiliated with Lone Star, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below sets forth the compensation paid (or credited) to each of the Company’s independent directors during fiscal year 2016:

	Fees Earned or paid in cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
Clint McDonnough	$23,125	$20,340	$19,530	$62,190	$125,185
John McPherson	$20,000	$20,340	$19,530	$59,424	$119,294
Jacques Sarrazin	$16,250	$20,340	$19,530	$42,459	$98,579

(1)

Represents the aggregate grant date fair value of restricted stock awards granted under the Company’s 2016 Stock Incentive Plan, or the Stock Plan, in accordance with Financial Accounting Standards Board Accounting

Standards Codification Topic 718, Stock Compensation, or ASC 718. The fair value reported equals the number of restricted shares granted to each independent director multiplied by the Company’s IPO price of $18.00 per share. A grant of 1,130 shares of restricted stock was made to each of Messrs. McDonnough, McPherson, and Sarrazin on October 20, 2016 in connection with our IPO, and each of these individuals held 1,130 shares of restricted stock at December 31, 2016. Shares of restricted stock vest on the first anniversary of the grant date, which will be October 20, 2017.
(2)	Represents the grant date fair value of options granted under the Stock Plan in accordance with ASC 718. A grant of 2,810 stock options was made to each independent director on October 20, 2016 in connection with our IPO. Each of the three independent directors held 2,810 stock options at December 31, 2016. Please refer to Note 18 in the Notes to Consolidated Financial Statements included in our 2016 Form 10-K for a discussion of the assumptions used to calculate these amounts. Options vest in full on the first anniversary of the grant date, which will be October 19, 2017.

CONTROLLED COMPANY EXEMPTION

Because Lone Star controls more than 50% of our common stock, we are a “controlled company” within the meaning of Nasdaq corporate governance standards. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that each of Messrs. McDonnough, McPherson and Sarrazin is independent under Nasdaq rules. Nasdaq’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BOARD LEADERSHIP STRUCTURE

Our Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive Chairman, Mr. Loughlin. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows Mr. Bradley to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with the ability to periodically evaluate and determine whether the two roles should be combined in the future based on Company needs and our Board of Directors’ assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors. The Board does not currently have a lead independent director.

BOARD ROLE IN RISK OVERSIGHT

While management has responsibility for managing risk, our Board of Directors has responsibility for overseeing our risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. In connection with this oversight process, the Board receives periodic updates from management on a variety of matters that impact its risk assessment. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee—The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our company and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

The Audit Committee is comprised of Messrs. McDonnough, McPherson and Suss, with Mr. McDonnough serving as Chair. The Board of Directors has determined that each of Messrs. McDonnough and McPherson is independent, as defined under and required by the federal securities laws and NASDAQ rules. The Board of Directors has determined that Mr. McDonnough qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is “financially literate” as required by NASDAQ rules, as such qualification is interpreted by the Board of Directors in its business judgment. Mr. Suss is not an independent director and we therefore we rely on the exemption set forth in SEC rule 10A-3(b)(1)(iv)(A) that provides for a one-year transition period before the audit committee of a newly public company is required to be comprised solely of independent directors; however, we do not believe that reliance on this exemption materially adversely affects the ability of the Audit Committee to act independently because the Audit Committee is comprised of a majority of independent directors. The Audit Committee held one meeting during fiscal 2016 following its formation in connection with our IPO in October 2016.

Compensation Committee—The primary responsibility of our Compensation Committee is to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock options, restricted stock and other forms of stock-based compensation.

The Compensation Committee is comprised of Messrs. Meyer, McPherson and Wilbeck, with Mr. Meyer serving as Chair. The Board has determined that Mr. McPherson is independent under NASDAQ rules. As discussed under “—Controlled Company Exemption” above, we are a controlled company, and in 2016 we were not required to have a compensation committee comprised entirely of independent directors under NASDAQ rules. The Compensation Committee held one meeting during fiscal 2016 following its formation in connection with our IPO.

Compensation Committee Interlocks and Insider Participation—During the last completed fiscal year, Messrs. Meyer, McPherson and Wilbeck served as members of our Compensation Committee. None of these individuals was or has been an officer or employee of our Company. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors. For a description of the transactions between us and members of the Compensation Committee, and entities affiliated with such members, see the transactions described under “Certain Relationships and Related Party Transactions” below.

Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The committee makes recommendations to our Board of Directors regarding director candidates and assists our Board of Directors in determining the composition of our Board and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and abilities, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and then interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for stockholder nominations of directors candidates, please see the requirements described below under “Stockholder Proposals.”

The Nominating and Corporate Governance Committee is comprised of three members, Messrs. Barner, McDonnough and Volluz, with Mr. Volluz serving as Chair. The Board has determined that Mr. McDonnough is independent under NASDAQ rules. As discussed under “—Controlled Company Exemption” above, we are a controlled company, and as such are not required to have a nominating and governance committee comprised entirely of independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee did not hold any meetings in fiscal 2016 following its formation in connection with our IPO.

Committee Charters—The Board of Directors has adopted formal charters for each of its three standing Committees. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at forterrabp.com by following the links to “Investors” and “Corporate Governance” and “Documents and Charters” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

CONTACTING THE BOARD OF DIRECTORS

You can contact the Board of Directors to provide comments, to report concerns or to ask a question by writing to the following address: Board of Directors of Forterra, Inc. c/o General Counsel, 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 or via electronic mail at GeneralCounsel@forterrabp.com. You may address the Board as a whole or any individual director or committee of the Board at the same address. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act as well as various rules promulgated by the SEC, and NASDAQ. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.

CODE OF ETHICS

In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefor within four business days following the date of such amendment or waiver on its website at forterrabp.com.

AVAILABILITY OF DOCUMENTS

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to “Investors,” “Corporate Governance” and “Documents and Charters” on the Company’s website at forterrabp.com. The Company will also furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

RELATED PARTY TRANSACTIONS

In connection with our IPO, we implemented a written policy pursuant to which our Audit Committee will review and approve or ratify transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving or ratifying any transaction with a related party, the Audit Committee will consider the material facts as to the related party’s relationship with us or interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any transaction described below.

RELATIONSHIPS WITH LONE STAR AND AFFILIATES

Lone Star currently owns 70.3% of our outstanding common stock. For as long as Lone Star and its affiliates continue to beneficially own shares of common stock representing more than a majority of the voting power of our common stock, they will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, Lone Star will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

Asset Advisory Agreement -- Effective February 9, 2015, we entered into an Asset Advisory Agreement with Hudson Americas LLC and, for the limited purposes set forth in the agreement, Lone Star Fund IX (U.S.), L.P., both affiliates of our largest stockholder. Pursuant to the Asset Advisory Agreement, Hudson Americas provided us with certain oversight functions in connection with the management of our business and assets, including: (i) communicating and coordinating with our personnel and service providers; (ii) assisting and advising us in the pursuit of our strategic plan and managing our assets in furtherance of our strategic plan; and (iii) obtaining and maintaining all required licenses, permits, certificates, consents and other approvals with respect to our assets. In addition, Hudson Americas could, but was not required to, provide us with certain ancillary services, such as financial accounting and reporting, tax accounting, preparation and reporting, treasury, risk management, legal and compliance, record keeping and operating company oversight. Pursuant to the Asset Advisory Agreement, we paid Hudson Americas an amount equal to 110% of the actual costs of the manager and ancillary services or 110% of the hourly billing rates of the individual billing rates of the individuals performing such services, as applicable. The Asset Advisory Agreement was terminable by any party thereto upon 30 days’ notice from one party to the others for any reason or no reason. We paid an aggregate of $4.7 million in fees under the Asset Advisory Agreement for fiscal year 2016. The Asset Advisory Agreement was terminated in connection the IPO.

Loan to Bricks Business—Following the disposition of our former bricks business to an affiliate of Lone Star prior to the consummation of our IPO, we made a short-term loan of approximately $11.9 million to our former bricks business for working capital purposes at an interest rate of 5% per annum which matured on December 31, 2016. The loan was repaid in full in the fourth quarter of 2016.

Registration Rights Agreement—We entered into a registration rights agreement with Lone Star in connection with our IPO. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained. All of Lone Star’s 45,107,250 shares of our common stock are entitled to these registration rights.

Tax Receivable Agreement – In connection with our IPO, we entered into a tax receivable agreement with Lone Star that provides for, among other things, the payment by us to Lone Star of 85% of the amount of certain covered tax benefits that we and our subsidiaries have generated or are expected to generate, which may reduce the actual liability for certain taxes that we might otherwise be required to pay. The tax benefits subject to the tax receivable agreement, or the Covered Tax Benefits, include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we had in our assets as of the time of the consummation of our IPO, (ii) the utilization of our and our subsidiaries’ net operating losses and tax credits, if any, attributable to periods prior to our IPO, (iii) deductions in respect of payments made, funded or reimbursed by an initial party to the tax receivable agreement (other than us or one of our subsidiaries) or an affiliate thereof to participants under the LTIP, (iv) deductions in respect of transaction expenses attributable to the acquisition of U.S. Pipe and (v) certain other tax benefits attributable to payments made under the tax receivable agreement. The tax receivable agreement provides for payments to Lone Star in an amount equal to 85% of the aggregate reduction in U.S. federal, state, local and non-U.S. income taxes payable realized by us and our subsidiaries (using an assumed combined state and local income tax rate of 5%) from the utilization of such Covered Tax Benefits.

The obligations under the tax receivable agreement are our obligations and not obligations of our subsidiaries and are not conditioned upon Lone Star maintaining a continued direct or indirect ownership interest in us. For purposes of the tax receivable agreement, the aggregate reduction in income tax payable by us are computed by comparing our actual income tax liability with our hypothetical liability (using an assumed combined state and local income tax rate of 5%) had we not been able to utilize the Covered Tax Benefits, taking into account several assumptions and adjustments, including, for example, that:

•	we will pay state and local taxes at a rate of 5%, even though our actual effective state and local tax rate may be materially lower;
•	tax benefits existing at the time of our IPO are deemed to be utilized before any post-closing/after-acquired tax benefits;
•	a non-taxable transfer of assets by us to a non-consolidated entity is treated under the tax receivable agreement as a taxable sale at fair market value; and
•	a taxable sale or other taxable transfer of subsidiary stock by us is (in cases where the subsidiary’s tax basis in its assets exceeds our tax basis in the subsidiary’s stock) treated under the tax receivable agreement as a taxable sale of the subsidiary’s assets.

The foregoing assumptions and adjustments could cause us to be required to make payments under the tax receivable agreement that are significantly greater than the benefits we realize in respect of the Covered Tax Benefits. The tax receivable agreement will remain in effect until all Covered Tax Benefits have been used or expired, unless the agreement is terminated early, as described below.

We expect that the payments we make under the tax receivable agreement could be substantial. Assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the tax receivable agreement, we expect that future payments under the tax receivable agreement will aggregate to approximately $160 million (excluding any payments that may be made to Lone Star under the tax receivable agreement as a result of tax benefits recognized in connection with payments under the LTIP). Depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Covered Tax Benefits, it is possible that all payments required under the tax receivable agreement could become due within a relatively short period of time. The actual amount and utilization of the Covered Tax Benefits, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future.

Payments under the tax receivable agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points. The tax receivable agreement provides that if, at any time, we elect an early termination of the tax receivable agreement with approval of a majority of our independent directors and with Lone Star’s consent, we are in material breach of our obligations under the agreement, or certain credit events described in the tax receivable agreement occur with respect to us (including a breach of the leverage covenant described below), we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to Lone Star. Such payment would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income and tax liabilities to fully utilize such tax benefits. We may elect to completely terminate the tax receivable agreement early only with the written approval of Lone Star. The tax receivable agreement also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) payments under the tax receivable agreement for each taxable year after any such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Covered Tax Benefits. Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

In addition, were the Internal Revenue Service to successfully challenge the availability or amount of any of the Covered Tax Benefits, Lone Star would not reimburse us for any payments previously made under the tax receivable agreement, but future payments under the tax receivable agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the Internal Revenue Service. As a result, we could make payments under the tax receivable agreement in excess of our actual cash savings in income tax.

We have full responsibility and sole discretion over all tax matters concerning the Company. However, we are required to notify Lone Star of any audit by a taxing authority, the outcome of which is reasonably expected to affect Lone Star’s rights under the tax receivable agreement. We do not have the right to enter into any settlement of such an audit without the consent of Lone Star (not to be unreasonably withheld, conditioned or delayed). For so long as the tax receivable agreement remains outstanding, we are restricted from entering into any agreement that would be materially more restrictive with respect to our ability to make payments under the tax receivable agreement than the terms of our credit agreements entered into in connection with our IPO or, unless permitted by the terms of such credit agreements or any replacement credit agreements to the extent the terms thereof are no less restrictive in this regard than the applicable credit agreement it replaced, incurring debt that would cause our consolidated net leverage ratio (the ratio of consolidated funded indebtedness less unrestricted cash to consolidated EBITDA) to exceed a certain specified ratio, in each case without the prior written consent of Lone Star (not to be unreasonably withheld, conditioned or delayed).

Certain risks related to the tax receivable agreement are discussed in greater detail in Item 1A, Risk Factors, in our 2016 Form 10-K.

EXECUTIVE OFFICER AND DIRECTOR INDEMNIFICATION AGREEMENTS

Our amended and restated bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

AUDIT COMMITTEE REPORT

REPORT OF THE AUDIT COMMITTEE ETHICS

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in our 2016 Form 10-K.

3.	The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed in Auditing Standard No. 1301, Communications with the Audit Committee, as adopted by the Public Company Accounting Oversight Board, or the PCAOB.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in our 2016 Form 10-K.

Clint McDonnough, Chair

John McPherson

Chadwick Suss

AUDIT AND NON-AUDIT FEES

The table below sets forth the fees billed to the Company to its independent registered public accounting firm, Ernst & Young LLP for the fiscal periods indicated.

	2016	2015
	(in thousands)
Audit fees	$7,829	$6,199
Tax fees	95	25
All other fees	53	—

Total	$7,977	$6,224

Audit Fees—Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q in fiscal year 2016; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC.

Tax Fees—Consist of fees for tax compliance, tax advice and tax planning.

All Other Fees—Consist of fees for professional services provided in connection with the preparation of the IPO.

PRE-APPROVAL POLICIES AND PROCEDURES

In connection with our IPO, the Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our IPO, pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers:

Name	Age	Position
Jeff Bradley	56	Chief Executive Officer, Director
Matt Brown	52	Executive Vice President and Chief Financial Officer
Scott Leonard	43	Executive Vice President and Chief Operating Officer
Mark Carpenter	48	President, Drainage Pipe & Products
Bill Kerfin	49	President, Water Pipe & Products
Lori M. Browne	42	Senior Vice President and General Counsel
Ed Sexe	52	Senior Vice President and General Manager
Matthew Wayman	37	Vice President, Corporate Development

Biographical information for Mr. Bradley is set forth in this proxy statement in the section entitled “The Board of Directors and Its Committees.”

Matt Brown—Mr. Brown has served as Executive Vice President and Chief Financial Officer since April 2016 and as our Chief Financial Officer since August 2015. From August 2012 through August 2015, Mr. Brown served as Senior Vice President and Chief Financial Officer of U.S. Concrete, Inc., a publicly-traded producer of ready-mixed concrete and aggregate products. From November 2007 through August 2012, Mr. Brown served as the Treasurer and Executive Assistant to the Chief Executive Officer, and from 2005 through 2007, as the Treasurer of Drummond Company, Inc., an international coal producer. From 1999 through 2005, Mr. Brown served in the investment banking department of Citigroup Global Markets Inc., including as a Vice President in the basic industries coverage group. From 1988 through 1997, Mr. Brown served in the United States Navy as a Naval Special Warfare Officer. Mr. Brown holds a Master of Business Administration degree from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree in Mechanical Engineering from the United States Naval Academy.

Scott Leonard—Mr. Leonard has served as our Executive Vice President and Chief Operating Officer since January 2017. Prior to joining Forterra, Mr. Leonard served as Senior Vice President, Global Commercial Functions for Hewlett Packard Enterprise, a multinational enterprise information technology company, from April 2014 through November 2016. Prior to joining Hewlett Packard, Mr. Leonard rose to the level of Deputy Executive Director, Chief Strategy and Administrative Officer for the Texas Department of Transportation, where he worked from April 2012 to February 2014. From 2005 to 2012, Mr. Leonard held a number of positions at Energy Future Holdings (previously known as TXU Corporation), where he served as Vice President of Corporate Planning, then as Vice President of Corporate Development, and Senior Vice President of Performance Improvement. Early in his

career, Mr. Leonard held roles at McKinsey & Co. and in the investment banking divisions of Donaldson, Lufkin & Jenrette and Morgan Stanley. Mr. Leonard holds a Masters of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Science from The Georgia Institute of Technology.

Mark Carpenter—Mr. Carpenter has served as President, Drainage Pipe & Products since April 2016. Over the four months prior to his appointment as President, Mr. Carpenter served as Senior Vice President and General Manager, Drainage Pipe & Products since January 2016. From May 2013 to December 2015, Mr. Carpenter served as the Senior Vice President for Hanson Engineered Products and was responsible for the North American pressure pipe, U.S. structural precast and Eastern Canada gravity pipe and precast businesses. Mr. Carpenter joined Hanson in October 2005 and managed a number of gravity pipe and precast businesses in the United States, including serving as Senior Vice President for Hanson Pipe & Precast West US from 2011 to August 2012 and assuming responsibility for all of U.S. Drainage Pipe & Products in August 2012 when he was appointed Senior Vice President Hanson Pipe & Precast US, a position he held through May 2013. Prior to joining Hanson, Mr. Carpenter served as Senior Consultant with Collinson Grant, where he led post-acquisition integration and restructuring assignments for Hanson across North America. His early career was with British American Tobacco in the United Kingdom and Russia. Mr. Carpenter holds a Bachelor of Science degree in Engineering from Brunel University, London and a Masters of Business Administration degree from Henley Business School.

Bill Kerfin—Mr. Kerfin has served as President, Water Pipe & Products since April 2016. Over the 13 months prior to his appointment as President, Mr. Kerfin served as Vice President of Sales for U.S. Pipe. From October 2010 through February 2015, Mr. Kerfin was the Vice President of Finance for Provisur Technologies, Inc., a leader in the food processing industry recognized for leading technologies and their global reach. From March 2006 through October 2010, Mr. Kerfin was the Vice President of Finance for Griffin Pipe Products Company, a customer-focused ductile iron pipe manufacturer. Prior to joining Griffin Pipe Products, Mr. Kerfin held various positions with Cameo Container, Square D Company, Helene Curtis Industries, Inc., Groupe Schneider, and Illinois Tool Works. Mr. Kerfin holds a Master of Business Administration from The University of Chicago Booth School of Business, Bachelor of Science in accountancy from De Paul University and received his Certified Public Accountant certificate from Illinois. Mr. Kerfin also served in the United States Marine Corps Reserve from 1985 through 1993.

Lori M. Browne—Ms. Browne has served as Senior Vice President and General Counsel since June 2016 and previously served as Vice President and General Counsel from March 2015 to June 2016. From April 2007 through March 2015, Ms. Browne served first as General Counsel for Fairpay Solutions, Inc. through March 2014, and subsequently as Assistant General Counsel for Mitchell International, Inc. after Mitchell’s acquisition of Fairpay Solutions, Inc. Both Fairpay Solutions, Inc. and Mitchell International, Inc. provide health care technology services to property and casualty insurers. Prior to that, Ms. Browne was an attorney at Weil, Gotshal & Manges, LLP and Fulbright & Jaworski, LLP. Ms. Browne holds a Juris Doctor degree from The University of Texas School of Law and a Bachelor of Arts degree from Texas A&M University. She is admitted to practice in the State of Texas.

Ed Sexe—Mr. Sexe has served as Senior Vice President and General Manager since January 2016. Mr. Sexe has responsibility for our Structural & Specialty Products line, which is a part of our Water Pipe & Products business segment. Before joining Forterra, Mr. Sexe held a number of positions with Cretex Concrete Products, a producer of precast concrete infrastructure products, most recently serving as Vice President from March 2015 to December 2015 and Director of Sales from September 2009 to March 2015. Prior to joining Cretex Concrete Products in 1997, Mr. Sexe worked for Bartlett & West Engineers and the Kansas Department of Transportation. Mr. Sexe holds a Bachelor of Science degree in Engineering from North Dakota State University.

Matthew Wayman—Mr. Wayman has served as Vice President, Corporate Development since November 2015. From August 2012 through November 2015, Mr. Wayman served as Vice President of Strategy and Development for Oldcastle Building Products, Inc., an integrated building materials manufacturer and distributor, and a wholly owned subsidiary of Irish-based CRH plc. During his tenure at Oldcastle, Mr. Wayman also served as Vice President Operations for Oldcastle Precast, Inc. Prior to Oldcastle, Mr. Wayman worked as a turnaround and restructuring advisor with Macquarie Capital (USA), Inc. from April 2008 to September 2012. Prior to Macquarie Capital (USA), Inc., Mr. Wayman held investment banking roles at J.P. Morgan and Barclays Capital as well as a corporate finance position at Fleet Securities, Inc. Mr. Wayman holds a Bachelor of Science degree in Engineering Science and Economics from Vanderbilt University.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, the Compensation Discussion and Analysis, or CD&A, we provide an overview of our compensation philosophy and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers, or NEOs, during our fiscal year ended December 31, 2016. Throughout this section, we also provide information on certain changes we have made to our NEO compensation program since December 31, 2016.

For the fiscal year ended December 31, 2016, the following individuals constituted our NEOs.

Named Executive Officer	Title

Jeff Bradley	Chief Executive Officer

Matt Brown	Executive Vice President, Chief Financial Officer

Mark Carpenter	President, Drainage Pipe & Products

Bill Kerfin	President, Water Pipe & Products

Lori Browne	Senior Vice President & General Counsel

During 2016, each of our NEOs, with the exception of Mr. Kerfin, was employed by Forterra Pipe & Precast, LLC, and Mr. Kerfin was employed by USP Holdings, Inc., both of which are wholly-owned subsidiaries of ours. References in this CD&A to compensation paid by us include compensation paid by these entities.

SUMMARY OF CORPORATE GOVERNANCE PRACTICES

Our compensation program incorporates the following best corporate governance practices that we believe are designed to drive performance and serve our stockholders’ interests:

What We Do	What We Don’t Do

✓ Align pay to performance by ensuring a significant portion of executive compensation is tied to performance and not guaranteed	× No severance multiple in excess of one times base salary and target bonus

✓ Enforce a robust insider trading policy, including prohibiting derivative or other hedging transactions with our shares	× No excise tax gross-ups

✓ Minimal executive perquisites and executive benefits generally aligned to those available to all of our full-time employees	× No repricing or cash buyout of underwater stock options without stockholder approval

✓ Separate the roles of Chairman and Chief Executive Officer	× No defined benefit pension plans or enhanced retirement formulas

✓ Engage an independent compensation consultant	× No single-trigger change-in-control arrangements

COMPENSATION PHILOSOPHY

Our compensation programs are designed to attract, motivate, retain and reward our employees in order to promote our long-term success, growth and profitability. In setting compensation levels and designing program elements, we seek to establish overall compensation levels that are internally equitable and competitive within the industries in which we compete for talent. We regularly review our executive officer compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning them with the interests of our stockholders. In particular, we seek to:

•	Align the base salary and incentive compensation of our executive officers to those of comparable companies of similar size in our industry to enable us to hire and retain skilled, experienced and talented individuals;

•	Focus a meaningful portion of our executive officers’ compensation on achieving financial metrics that are tied to the Company’s performance over both short-term and long-term horizons, thereby aligning their interests to those of our stockholders;

•	Recognize and reward individual excellence; and

•	Provide balanced incentives that motivate our executives to achieve our short-term and long-term goals without incentivizing executives to take excessive risks.

ELEMENTS OF 2016 COMPENSATION

The principal elements of our 2016 compensation program are described in the table below:

Element	Description	Objective
Base salary	Fixed level of annual cash compensation, reviewed annually.	Provides a competitive level of base pay designed to attract and retain qualified executives.

Annual incentive compensation	Annual cash performance bonus payable based upon attainment of short-term objectives. The total target level of annual incentive compensation is set for each individual as a percentage of that individual’s base salary. Annual incentive awards are then earned based on (i) the achievement of financial metrics of the Company and/or one of its segments, as established by the boards of directors of our subsidiaries, Forterra Pipe & Precast, LLC and USP Holdings, Inc., as applicable, and (ii) the achievement by that individual of certain individual goals established by Forterra Pipe & Precast, LLC’s Board of Directors, for Mr. Bradley, and established by Mr. Bradley for his direct-reports, including all other NEOs except for Mr. Kerfin. Mr. Kerfin’s 2016 annual incentive award was based on the legacy plan of USP Holdings, Inc. that was approved prior to our acquisition of USP Holdings, Inc. in April 2016 for the period through September 30, 2016 and was based on our plan for the period of October 1, 2016 through December 31, 2016. Payment of annual incentive compensation can range from 0% to 200% of the targeted amount. Our Compensation Committee also has discretion to award more than 200% of the targeted amount when appropriate to reward superior performance or as otherwise necessary to achieve the objectives of the Company’s compensation philosophy.	Motivates executives to drive performance and rewards executives for achievement in key areas of operational and financial performance.

Element	Description	Objective
Long-term equity Incentives	In connection with our IPO, we established our 2016 Stock Incentive Plan, under which our Compensation Committee may grant executives various types of awards tied to our stock. At the time of our IPO, our NEOs were awarded stock options and restricted stock awards, each of which vests ratably over a four-year period.	Directly aligns our executives’ interests with those of our stockholders and incentivizes them to increase overall stockholder return and value as well as helps develop an ownership culture in the Company and serves to retain our executives.

Long-term return- driven incentive compensation	Cash-based long term incentive plan established prior to the Company’s IPO and funded entirely by Forterra US Holdings, LLC, our majority stockholder, entitling participants to potential cash payouts upon designated liquidity events in which Lone Star realizes a specified internal rate of return on its investment.	Motivates and rewards executives for increasing Company value and serves to align executive compensation with our equity holders’ realized returns.

Benefits and perquisites

•    Participation in broad-based employee plans offered to our salaried, full-time employees generally, including a 401(k) plan Company contribution of up to 3% of covered compensation and additional Company match of up to 3% of covered compensation.

•    Use of cars leased by the Company as part of its fleet lease program, together with a fuel card.

Provides competitive benefits and limited perquisites to attract and retain executives. Most of the benefits offered to our executives are similarly offered to all salaried U.S. employees.

2016 COMPENSATION-SETTING PROCESS

Compensation Committee

Compensation levels in 2016 for key executive employees, including our NEOs, were set initially by the boards of directors of our subsidiaries, Forterra Pipe & Precast, LLC and USP Holdings, Inc., as applicable. Following the completion of our IPO, the Compensation Committee, or the Committee, assumed responsibility for the implementation and oversight of our compensation program for our non-employee directors and executive officers. The compensation levels for certain of our NEOs in 2016 reflect adjustments commensurate with changes to their roles and responsibilities as either they assumed new roles or became responsible for a larger business.

At the Committee’s request, our Chief Executive Officer will also provide information regarding appropriate performance goals for other senior executive officers, his evaluation of their performance, and compensation recommendations for those individuals for the Committee’s consideration. Our Compensation Committee meets in executive session without management as appropriate, at least annually, to evaluate the performance of our Chief Executive Officer and determine compensation recommendations for our CEO, including his annual bonus. Certain approvals regarding compensation and benefits are made by our independent directors or full Board of Directors, as further described in the Committee’s Charter.

Independent Compensation Consultant

Following our IPO, the Compensation Committee retained Willis Towers Watson as an independent compensation consultant to the Compensation Committee. The Committee benefits from its use of an independent consultant, as the independent consultant provides market data regarding compensation among our industry peers as well as larger market trends and also provides information regarding trends in pay mix, types of awards, and key governance and certain regulatory matters. The independent consultant assisted with the selection of compensation peers and performed a compensation study in 2016 for the benefit of the Committee to assist with benchmarking the compensation of our executive officers and designing our compensation programs following the IPO.

The compensation consultant attends Compensation Committee meetings and advises the Committee regarding various components of executive compensation. The consultant assists the Committee with evaluating the alignment of pay and performance to ensure that our incentive programs are functioning as intended.

Willis Towers Watson provided these services to the Committee for fees in 2016 of $132,000 and also provides other services to the Company that are unrelated to executive compensation, including broad-based health and welfare benefit brokerage and consulting services in the US and Canada, as well as consulting services relating to evaluation of the performance of our retirement plans in Canada, for annual fees of approximately $443,000. The decision to engage Willis Towers Watson for these other services was made by management; however, our Compensation Committee evaluated the nature of these unrelated services, among other relevant factors, and determined that no conflict of interest currently exists for Willis Towers Watson in rendering independent advice to the Committee.

Compensation Peers

Following our IPO in 2016, our Compensation Committee, in consultation with its independent consultant, selected a peer group against which the Compensation Committee intends to benchmark and analyze the compensation of our executives. The peer group was selected primarily based on industry and company size (one-half to two and one-half times our annual revenue), with other considerations for geographic markets where we might compete for talent. Our peer group consists of 17 companies from four industries, including Building Products, Construction and Engineering, Construction Materials, and Industry Machinery, and is comprised of the following companies:

Armstrong World Industries, Inc.	Masonite International Corporation	U.S. Concrete, Inc.

Builders FirstSource, Inc.	MasTec, Inc.	USG Corporation

Eagle Materials Inc.	Mueller Water Products, Inc.	Vulcan Materials Company

Flowserve Corporation	NCI Building Systems, Inc.	Watts Water Technologies, Inc.

Granite Construction Incorporated	Primoris Services Corporation	Xylem Inc.

Martin Marietta Materials, Inc.	Summit Materials, Inc.

This peer group provides the Committee with market data regarding similar companies that will aid the Committee in making future decisions around our executives’ compensation.

EMPLOYMENT AGREEMENTS

Jeff Bradley

Forterra Pipe & Precast, LLC entered into an employment agreement with Mr. Bradley dated as of July 8, 2015, under which he assumed the role of Chief Executive Officer as of August 31, 2015. This employment agreement established Mr. Bradley’s initial annual base salary at $800,000 per year and his initial bonus plan participation. Mr. Bradley’s employment agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement), resigns for good reason (as defined in his employment agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Bradley’s execution and nonrevocation of a mutual general release of claims and continued compliance with the restrictive covenants contained in his employment agreement. The employment agreement contains a number of restrictive covenants, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Matt Brown

Forterra Pipe & Precast, LLC entered into an amended and restated employment agreement with Mr. Brown dated as of June 28, 2016, pursuant to which Mr. Brown serves as Executive Vice President and Chief Financial Officer.

This employment agreement established Mr. Brown’s minimum annual base salary at $350,000 per year. Mr. Brown’s employment agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement), resigns for good reason (as defined in his employment agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Brown’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement. The employment agreement contains a number of restrictive covenants, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Bill Kerfin

USP Holdings, Inc. entered into an Employment Agreement with Mr. Kerfin dated April 26, 2016, after our acquisition of USP Holdings, Inc. and under which Mr. Kerfin assumed responsibility as President of USP Holdings, Inc. and later in 2016 as President of our Water Pipe & Products segment. This employment agreement establishes Mr. Kerfin’s annual base salary at $350,000 per year and an annual bonus based on the achievement of performance targets set by the USP Holdings, Inc. board, which may include individual performance goals, with a target of not less than 75% of his base salary. Mr. Kerfin’s employment agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement), resigns for good reason (as defined in his employment agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Kerfin’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement. The employment agreement contains a number of restrictive covenants, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Lori Browne

Forterra Pipe & Precast, LLC entered into a letter agreement dated February 22, 2015 with Ms. Browne that provides certain terms of her employment, including that if Ms. Browne’s employment with the Company terminates for any reason other than her voluntary resignation or termination for cause, Ms. Browne will be eligible for severance as described further below in the section entitled “Potential Payments Upon Termination or Change in Control”.

Mr. Carpenter is not currently subject to an employment agreement with the Company or any of its subsidiaries.

DETAILED DISCUSSION OF 2016 COMPENSATION PROGRAM

Base Salary

Our NEOs’ base salaries are established based on external market competitiveness, Company performance, individual performance, and internal equity. Pursuant to his employment agreement and based upon an arms’ length negotiation, the salary for Mr. Bradley was set at $800,000 for the 2016 fiscal year. Based on his employment agreement, also negotiated at arms’ length, Mr. Brown’s base salary was set at $350,000 at the start of 2016. At the start of 2016, the base salary for Mr. Carpenter was $300,000. When USP Holdings, Inc. was acquired by us in April 2016, Mr. Kerfin’s base salary was adjusted according to his new employment agreement to $350,000. The base salary for Ms. Browne was set at $260,000 for 2016.

Generally, salaries are subject to annual review. In April 2016, in recognition of Messrs. Brown and Carpenter’s expanded duties and strong performance, their base salaries were increased to $400,000 and $350,000, respectively, for the remainder of the 2016 fiscal year. In connection with the annual review of base salaries by the Compensation Committee, the base salaries for Messrs. Bradley, Brown, Carpenter, and Ms. Browne were increased to $825,000, $450,000, $375,000, and $350,000, respectively, effective April 1, 2017 in order to better reflect market conditions for each of their positions.

Annual Incentives

The Company maintains an Annual Incentive Plan in which full-time salaried employees, including each of our NEOs participates. For 2016, each NEO’s target and potential annual bonus payouts under this plan were as included below. This plan permits our Board to approve payment for bonus amounts above the “Potential Bonus” amounts shown below, which allows our NEOs to earn larger bonuses in the event of exceptional Company and individual performance:

NEO	Target Bonus (as a percentage of annual base salary)	Potential Bonus (as a percentage of annual base salary)
Jeff Bradley	100%	200%
Matt Brown	100%	200%
Mark Carpenter	75%	150%
Bill Kerfin(1)	75%	150%
Lori Browne(2)	50%	100%

(1)	Mr. Kerfin became employed by us on April 15, 2016, when we acquired USP Holdings, Inc. From the time he became employed by us through September 30, 2016, Mr. Kerfin was subject to a legacy annual bonus plan approved by USP Holdings, Inc. prior to our acquisition of that entity and which was based solely on the financial performance of the USP Holdings entities. For the period of October 1, 2016 through December 31, 2016, Mr. Kerfin was subject to the same Annual Incentive Plan as the rest of our NEOs. His 2016 potential bonus for this period was pro-rated based on his salary payable for this portion of the year.

(2)	In connection with the annual review of annual incentive payments by the Compensation Committee, the target bonus percentage for Ms. Browne was increased to 75% for fiscal year 2017.

Executive officers eligible to receive an award under the Annual Incentive Plan, including each of our NEOs, are selected by the Compensation Committee no later than 90 days following the start of each fiscal year, at which time the Compensation Committee also determines the target and potential amount of the award opportunity.

For 2016, annual bonuses were earned based on the achievement of certain company-wide or segment-level financial performance metrics as well as the achievement of individual management by objectives, or MBOs. The relative weighting of each performance target for the NEOs was as follows:

NEO	Financial Metric (Company-wide EBITDA(1))	Financial Metric (Segment- Specific EBITDA)	Personal MBOs
Jeff Bradley	70%	__	30%
Matt Brown	70%	__	30%
Mark Carpenter	80%	__	20%
Bill Kerfin(2)	__	80%	20%
Lori Browne	40%	__	60%
(1)	This non-GAAP measure includes businesses we divested, including our bricks and roof tiles businesses through the date of disposition, as well as each of our acquisitions completed in 2016 measured against the plan in place at the time of acquisition beginning in the first full quarter after the date such acquisition was completed with the exception of the U.S. Pipe fabrication business and also removes certain expenses incurred in connection with our IPO that were not contemplated at the beginning of 2016 as well as certain foreign currency effects.

(2)	Mr. Kerfin became employed by us on April 15, 2016, when we acquired USP Holdings, Inc. From the time of our acquisition of USP Holdings, Inc. in April 2016 through September 30, 2016, Mr. Kerfin was subject to a legacy annual bonus plan approved by USP Holdings prior to our acquisition of that entity and which was based 100% on the financial performance of the USP Holdings entities. For the period October 1, 2016 through December 31, 2016, Mr. Kerfin was subject to the same Annual Incentive Plan as the rest of our NEOs.

The Company-wide adjusted EBITDA target for 2016 was $246.8 million, which was intended to be attainable but require significant effort on the part of our management team. After adjustments for our 2016 acquisitions and divestitures as described above, costs related to our IPO that were not accounted for in our annual business plan for 2016, and foreign currency effects, we achieved 100% of the target amount. The segment-specific adjusted EBITDA target for Mr. Kerfin was set with the expectation that it was achievable but would require considerable effort on his part.

Individual MBOs varied for each NEO and included performance metrics such as achievement of various targets on our commercial, operational and procurement savings strategies, support of our mergers and acquisitions strategy, working capital targets, and execution on key business projects relevant to the specific NEO’s primary area of responsibility.

The Compensation Committee determined that our NEOs had achieved critical goals for the Company in 2016 including the following:

NEO	Individual Goals for 2016
Jeff Bradley

•    Achievement of commercial, operational and procurement savings under our 2016 business plan

•    Successfully led our acquisition strategy and made significant progress on integration of those acquisitions

•    Achieved readiness for our IPO

Matt Brown

•    Achievement of commercial, operational and procurement savings under our 2016 business plan

•    Successfully supported our acquisition strategy and made significant progress, including advancing synergy targets

•    Achieved readiness for our IPO

•    Adeptly monitored liquidity and ensured compliance with our credit agreements

Mark Carpenter

•    Successfully completed the operational integration of the Cretex and Sherman-Dixie acquisitions

•    Completed managerial reorganization of the drainage business

•    Successfully implemented and tracked commercial, operational and procurement initiatives

•    Improved certain labor-related cost measures over 2015

Bill Kerfin

•    Successfully transitioned into role as President of U.S. Pipe with minimal customer and operational impact

•    Integrated Forterra concrete and steel pipe business into the Water Pipe & Products segment

•    Optimized U.S. Pipe Fabrication structure

Lori Browne

•    Advised and supported all Company acquisitions and integrations, driving to deadlines and identifying any risks

•    Advised and supported readiness for the Company’s IPO

•    Advised and supported key business stakeholders on important projects and handled all disputed matters on behalf of the Company

Based on achievement of both the adjusted EBITDA and individual goals, final payouts under the 2016 Annual Incentive Plan were as follows for each NEO:

NEO	Actual Bonus Payout
Jeff Bradley	$1,222,656
Matt Brown	$585,856
Mark Carpenter	$334,714
Bill Kerfin(1)	$247,258
Lori Browne	$207,948

(1)	Mr. Kerfin became employed by us on April 15, 2016, when we acquired USP Holdings, Inc. The amount reflected herein relates to the period April 15, 2016 through December 31, 2016 and reflects amounts earned under both the legacy USP Holdings annual bonus plan and our Annual Incentive Plan.

Equity Incentive Compensation

In 2016, our Board approved the 2016 Stock Incentive Plan, which is designed to provide long-term incentive compensation to our employees, including our NEOs, in order to align their interests with our stockholders’ long-term interests. On October 19, 2016, we granted approximately 361,590 non-qualified stock options and 136,900 shares of restricted stock under the 2016 Stock Incentive Plan based on the initial offering price of $18.00 per share. Each of these awards vests ratably over a four-year period. In connection with these grants, the NEOs received the following awards of non-qualified stock options, or NQSOs and restricted stock awards, or RSAs: Mr. Bradley received 93,750 NQSOs and 25,000 RSAs, Mr. Brown received 28,130 NQSOs and 7,500 RSAs, Mr. Carpenter and Mr. Kerfin each received 20,630 NQSOs and 5,500 RSAs, and Ms. Browne received 21,880 NQSOs and 8,750 RSAs. See the “2016 Grants of Plan-Based Awards” table below for additional information on these awards.

Long Term Incentive Plan

Prior to our IPO, LSF9 Concrete Holdings Ltd, or Concrete Holdings, established a cash-based long term incentive plan, the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan, or the LTIP. In connection with the corporate restructuring immediately prior to the IPO, on October 14, 2016, Concrete Holdings transferred sponsorship of the LTIP to Forterra, but retained economic responsibility for any payments under the LTIP. On October 19, 2016, Concrete Holdings transferred all of its remaining obligations and liabilities under the LTIP from Concrete Holdings to Forterra US Holdings, LLC, our majority stockholder.

Under the LTIP, participants are granted pool units entitling them, subject to the terms of the LTIP, to a potential cash payout upon a designated liquidity event. Generally, for purposes of the LTIP, a liquidity event occurs when:

•	Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell, transfer or otherwise dispose of all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity (whether through a direct sale, merger, consolidation, reorganization, or other similar transaction) to an unrelated third party for cash;

•	A firm commitment underwritten public offering of the equity interests of Concrete Holdings or a respective successor entity is consummated that either (1) is registered under the Securities Act, or (2) results in such equity interests being admitted for trading on either the Main Market or the AIM market of the London Stock Exchange, in each case, where Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity, as applicable, in such offering; or

•	Forterra US Holdings pays any cash distributions to Lone Star Fund IX (U.S.), L.P. and/or its affiliates (including in connection with a sale of the assets of, or equity interests issued by, Concrete Holdings or a respective successor entity).

Forterra US Holdings, LLC, one of our stockholders, maintains, and is economically liable for all payments under the LTIP. We are considered a successor entity of Concrete Holdings for purposes of the occurrence of a liquidity event under the LTIP. The LTIP was effective March 12, 2015. We are liable for any payment obligations triggered under the LTIP, but Forterra US Holdings, LLC will remain obligated to make payments to us in amounts equal to any payment obligations triggered under the LTIP as and when such payment obligations are triggered under the LTIP.

As of December 31, 2016, all five of our NEOs participated in the LTIP. In 2015, Messrs. Bradley and Brown received awards of 350,000 and 100,000 pool units, respectively, under the LTIP. During fiscal year 2016, LTIP awards were made to Mr. Carpenter, Mr. Kerfin, and Ms. Browne. In April 2016, Mr. Carpenter was awarded 80,000 pool units under the LTIP (superseding a prior June 2015 grant of 50,000 pool units). Mr. Kerfin received an award of 60,000 pool units under the LTIP in April 2016, and that award was superseded by an award of 80,000 pool units in August 2016. Ms. Browne was awarded 17,500 pool units under the LTIP in July 2016 (superseding a prior December 2015 grant of 10,000 pool units). The total number of pool units authorized under the LTIP is 1,000,000. While it is not currently expected that the total number of pool units authorized under the LTIP would increase, there may be future limited grants out of the currently authorized but unallocated pool units under the LTIP.

Of the 350,000 pool units granted to Mr. Bradley, subject to his continued employment, 35,000 become vested on each of the first, second and third anniversaries of the August 15, 2015 grant date and the remainder will only become vested upon the occurrence of a liquidity event in which Lone Star Fund IX (U.S.), L.P. and its affiliates have sold, transferred or otherwise disposed of all of their direct or indirect ownership interests in Forterra, Inc. to an unrelated third party for cash while Mr. Bradley is still employed by Forterra Pipe and Precast, LLC or an affiliate, such a liquidity event referred to as an Exit Transaction.

Of the 100,000 pool units granted to Mr. Brown, subject to his continued employment 10,000 will become vested on the second anniversary of the August 26, 2015 grant date, 5,000 will become vested on each of the third and fourth anniversaries of the grant date, and the remainder will only become vested upon the occurrence of an Exit Transaction.

However, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below, even vested pool units held by an LTIP participant will remain subject to forfeiture in the event of a termination for cause (as defined in their respective employment agreements) or in the event that no Exit Transaction occurs by the sixth anniversary of the grant date (or fifth anniversary of the grant date for Mr. Brown) and the participant is no longer employed by Forterra Pipe and Precast, LLC or an affiliate.

The units granted to Mr. Carpenter, Mr. Kerfin, and Ms. Browne are not subject to vesting provisions, but remain subject to forfeiture in the event of the NEO’s failure to comply with certain restrictive covenants, including a non-competition and non-solicitation provision, the termination of the NEO’s employment (although the NEO may retain all pool units for six months following a termination without cause, as determined by the LTIP administrator), or upon the occurrence of an Exit Transaction.

Under the LTIP, in the event of a liquidity event while the participant is still employed, the participant will be entitled to a payment based on the full number of his or her then outstanding pool units, whether or not vested at the time.

The value of a participant’s pool units is determined as of the closing date of each liquidity event relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether vested or unvested) held by the individual participant, divided by the aggregate number of pool units outstanding under the LTIP. The amount of profits credited to the incentive pool under the LTIP in connection with a liquidity event is based upon the cumulative internal rate of return (pursuant to the terms of the LTIP) realized upon the liquidity event by Forterra US Holdings’ direct and indirect equity holders immediately prior to our IPO. In addition, the incentive pool will not be credited with any amounts and no payouts will be made unless such internal rate of return is at least 15%. Payments under the LTIP, if earned pursuant to the LTIP, are made in cash within sixty days after the closing of the applicable liquidity event. The IPO did not trigger any payouts under the LTIP.

The amount of profits that are credited to the LTIP incentive pool upon a liquidity event are summarized in the table and narrative below:

Cumulative IRR Achieved from Aggregate LE Cash Received	Percentage of the Incremental LE Profit Amount to be Credited as LE Participation Amount
14.99% or less	0.0%
Over 15% up to 16.49%	2.50% of excess over 15%
Over 16.5% up to 17.99%	5.50% of excess over 16.5%
Over 18% up to 19.99%	7.00% of excess over 18%
Over 20% up to 22.99%	8.00% of excess over 20%
Over 23% up to 25.99%	9.00% of excess over 23%
Over 26% up to 28.99%	9.75% of excess over 26%
Over 29% up to 31.99%	10.00% of excess over 29%
Over 32% up to 34.99%	10.50% of excess over 32%
Over 35% up to 44.99%	12.25% of excess over 35%
Over 45%	5.00% of excess over 45%

Upon a liquidity event, the incentive pool will be credited with an amount equal to the “LE Participation Amount,” which is to be a portion of the excess of:

(i) the sum of the net cash proceeds from the event causing the liquidity event actually received by Forterra US Holdings, LLC’s direct and indirect equity owners net of transaction costs and expenses, or the LE Cash Received, plus all prior LE Cash Received (collectively with the current LE Cash Received, the Aggregate LE Cash Received), over

(ii) the beginning equity value (as defined in the LTIP) (such excess, the LE Profit Amount).

To determine such portion, Forterra US Holdings, LLC will calculate a cumulative internal rate of return, or IRR (pursuant to the terms of the LTIP) with respect to the Aggregate LE Cash Received, which will be determined separately as to each component of LE Cash Received so that the time of payment is taken into account in determining the rate of return. The incentive pool will not be credited unless and until the cumulative IRR equals or exceeds 15% but once the cumulative IRR equals or exceeds 15%, then the LE Participation Amount will be a varying percentage of the tranches of the LE Profit Amount that are required to achieve varying levels of Cumulative IRR, determined pursuant to the table above.

In the table above, the percentage in the right-hand column in any particular row is applied only to the portion of the LE Profit Amount attributable to the incremental cumulative IRR reflected in the left-hand column of such row.

Additional Compensation and Benefit Details

We provide very limited perquisites and other benefits to our executives. We do not provide our executives, including our NEOs, with special or supplemental retirement or health benefits. Our NEOs are eligible for retirement, health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our salaried, full-time employees generally. We believe that all of the benefits made available to our NEOs are reasonable and are intended to help us attract and retain them.

We make automatic 401(k) contributions in the amount of 3% of covered compensation for each of our employees, including our NEOs, who participates in our 401(k) plan. We will also match any contributions that the employee makes in an amount of up to 3% of the employee’s covered compensation, subject to limitations on contributions set by applicable federal law.

In connection with their employment, Mr. Carpenter and Ms. Browne have been granted the use of automobiles leased by Forterra Pipe & Precast, LLC as part of its fleet lease program, together with a fuel card that can be used for purchase of fuel for the vehicle. Similarly, Mr. Kerfin has been granted a monthly car allowance in connection with his employment with USP Holdings, Inc. Mr. Carpenter also received a gift card in a nominal amount as part of a larger recognition of his team’s work on a project. The aggregate incremental cost to the Company of each of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

SUMMARY COMPENSATION PROGRAM

The following table summarizes the compensation of our NEOs for our fiscal years ended December 31, 2016 and December 31, 2015. Mr. Kerfin and Ms. Browne were not NEOs for 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Jeff Bradley(7)	2016	800,000	—	450,000	651,563	1,222,656	15,900	3,140,119
Chief Executive Officer	2015	269,745	—	—	—	534,795	—	804,540
Matt Brown(7)	2016	384,103	—	135,000	195,504	585,856	15,900	1,316,363
Executive Vice President and Chief Financial Officer	2015	122,051	198,333	—	—	45,228	—	365,612
Mark Carpenter	2016	320,833	—	99,000	143,378	334,714	28,811	926,736
President Drainage Pipe & Products	2015	276,442	—	—	—	268,450	26,820	571,712
Bill Kerfin	2016	244,375	—	99,000	143,378	277,258	13,500	777,511
President, Water Pipe & Products
Lori Browne	2016	260,010	—	157,500	152,066	207,948	27,545	805,069
Senior Vice President & General Counsel

(1)	Includes elective deferrals into our 401(k) plan.
(2)	Pursuant to his employment agreement, Mr. Brown’s pro-rated annual bonus for 2015 was guaranteed at a minimum of $198,333.33.
(3)	Represents the aggregate grant date fair value of stock awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 18 in the Consolidated Financial Statements in our 2016 Form 10-K. Also see the “2016 Grants of Plan-Based Awards” table below for additional information on these awards.
(4)	Represents the aggregate grant date fair value of stock options granted to each of the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial value using the Black-Scholes valuation model. See the “2016 Grants of Plan-Based Awards” table below for information on these awards. The binomial value assigned to the stock option awards granted in October 2016 was $6.95 per share. For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 18 in the Consolidated Financial Statements in our 2016 Form 10-K.

(5)	These amounts reflect payments under our Annual Incentive Plan, and for Mr. Kerfin, under the legacy annual USP Holdings, Inc. bonus plan for the period April 15, 2016 through September 30, 2016. The earned amount under our Annual Incentive Plan for Mr. Kerfin was also pro-rated to reflect the fact that he became subject to this plan on October 1, 2016. In addition, the amount for Mr. Kerfin also reflects a one-time incentive bonus in the amount of $30,000 for achieving a certain level of monthly revenue against a target previously agreed, which was earned in August 2016.
(6)	The “All Other Compensation” column for 2016 includes, as applicable for each NEO: (a) Company contributions made by Forterra Pipe & Precast, LLC or USP Holdings, Inc. under the applicable 401(k) plan with respect to such period, (b) amounts paid to lease a Company vehicle under our fleet lease program described above or a cash car allowance paid to the NEO, and (c) a gift card in nominal amount provided as part of a recognition of an entire team’s effort on a special project. The amounts of each benefit included for each of our NEOs are reported in the table below.

Name	Company Contributions to 401(k) Plan	Company Vehicle Payments/Car Allowance	Gift Card
Jeff Bradley	$15,900	—	—
Matt Brown	$15,900	—	—
Mark Carpenter	$15,900	$12,571	$340
Bill Kerfin	$4,955	$6,750	—
Lori Browne	$9,637	$17,908	—

(7)	Mr. Bradley and Mr. Brown each joined the Company in August of 2015, and their 2015 compensation reflects their earnings from that time through the end of the 2015 fiscal year.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with respect to (1) the annual cash incentive bonuses awarded to each NEO for 2016, (2) the LTIP awards granted to each NEO in 2016, and (3) the awards granted to each NEO under our 2016 Stock Incentive Plan in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($) (1)
Jeff Bradley	Annual Incentive Plan		N/A	800,000	1,600,000
	LTIP		N/A	--	N/A
	Restricted Stock	10/19/2016				25,000			450,000
	Non-Qualified Stock Options	10/19/2016					93,750	18.00	651,563
Matt Brown	Annual Incentive Plan		N/A	400,000	800,000
	LTIP		N/A	--	N/A
	Restricted Stock	10/19/2016				7,500			135,000
	Non-Qualified Stock Options	10/19/2016					28,130	18.00	195,504
Mark Carpenter	Annual Incentive Plan		N/A	262,500	525,000
	LTIP		N/A	-(2)	N/A
	Restricted Stock	10/19/2016				5,500			99,000
	Non-Qualified Stock Options	10/19/2016					20,630	18.00	143,379
Bill Kerfin	Annual Incentive Plan		N/A	262,500	525,000
	LTIP		N/A	-(2)	N/A
	Restricted Stock	10/19/2016				5,500			99,000
	Non-Qualified Stock Options	10/19/2016					20,630	18.00	143,379
Lori Browne	Annual Incentive Plan		N/A	130,000	260,000
	LTIP		N/A	--(2)	N/A
	Restricted Stock	10/19/2016				8,750			157,500
	Non-Qualified Stock Options	10/19/2016					21,880	18.00	152,066

(1)	Our Annual Incentive Plan contemplates a maximum potential award as shown above, but also permits the Compensation Committee to grant discretionary additional bonuses in excess of this amount in order to recognize exceptional Company and individual performance.
(2)	Certain NEOs were granted the following number of pool units under the LTIP during fiscal year 2016, the terms of which are described in detail above in the section entitled “Detailed Discussion of 2016 Compensation Program – Long Term Incentive Plan.” The value of such awards cannot be determined at the time of grant. As noted above, Mr. Carpenter’s 2015 grant of 50,000 pool units was replaced with a grant of 80,000 pool units in April of 2016. Mr. Kerfin was granted 80,000 pool units in August 2016, replacing and superseding a grant of 60,000 pool units in April 2016. Ms. Browne received a grant of 17,500 pool units in July 2016 that replaced a 2015 grant of 10,000 pool units. The following table reflects all outstanding LTIP awards for our NEO as of December 31, 2016.

Named Executive Officer	Number of Pool Units
Jeff Bradley	350,000
Matt Brown	100,000
Mark Carpenter	80,000
Bill Kerfin	80,000
Lori Browne	17,500

(3)	Reflects the number of restricted stock awards granted in October 2016. Unless an award is forfeited prior to vesting, RSAs vest 25% on each of the first, second, third and fourth anniversary of the grant date.
(4)	Reflects the number of stock options granted in October 2016. Option awards generally have a 10-year term and become exercisable annually over four years from the grant date in 25% increments.
(5)	Represents the fair value (at grant date) of stock options and RSAs granted to NEOs in 2016 in accordance with ASC 718. The stock option grant date fair value of $6.95 per share was determined using the Black-Scholes valuation model. See footnote 4 to the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested (#)
Jeff Bradley	0	93,750	18.00	10/19/2026	25,000	450,000	n/a	n/a
Matt Brown	0	28,130	18.00	10/19/2026	7,500	135,000	n/a	n/a
Mark Carpenter	0	20,630	18.00	10/19/2026	5,500	99,000	n/a	n/a
Bill Kerfin	0	20,630	18.00	10/19/2026	5,500	99,000	n/a	n/a
Lori Browne	0	21,880	18.00	10/19/2026	8,750	157,500	n/a	n/a

(1)	Options vest annually in 25% increments with remaining vesting dates of 10/19/2017, 10/19/2018, 10/19/2019 and 10/19/2020.
(2)	The shares of restricted stock vest in increments of 25% each on the first, second, third and fourth anniversary of the Grant Date. Vesting dates for these shares are 10/19/2017, 10/19/2018, 10/19/2019 and 10/19/2020.

As of December 31, 2016, none of the stock options and restricted stock awards described above have vested. There were no stock options exercised by our NEOs during 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Equity Awards

Under the stock option and restricted stock awards granted to our NEOs under our 2016 Stock Incentive Plan, if the relevant NEO’s employment were to terminate as a result of death, disability, retirement (at or after age 55 with 5 years of service or at or after age 50 with 80 points (with points meaning the sum of age and years of service) or under the terms of a transaction constituting a Change in Control (as defined in our 2016 Stock Incentive Plan) without cause within 24 months following such Change in Control: (a) all unvested restricted stock awards would vest, and (b) all stock options would vest (if then unvested) and remain exercisable for a period of 12 months from the date of termination. None of our NEOs are “retirement” eligible under this definition.

Jeff Bradley

Pursuant to his July 8, 2015 employment agreement, subject to execution and nonrevocation of a mutual general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, which are described in the section entitled “Employment Agreements” above, Mr. Bradley is entitled to the following benefits in the event of a termination of his employment by Forterra Pipe and Precast, LLC without cause (as defined in his employment agreement) or a resignation by Mr. Bradley for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; (3) payment of 100% of his target annual bonus in a single lump sum as of the date of termination; and (4) payment or reimbursement for the cost of up to 12 months of continuation coverage provided in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA). In the event of Mr. Bradley’s death or disability, he, or his estate, as applicable, is entitled to a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and such additional payments, if any, as determined by the Forterra Pipe and Precast, LLC Board of Directors in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Bradley is entitled to retain any vested pool units he holds as of his termination of employment for a period through the later of August 15, 2021, or the date of his termination of employment. As of December 31, 2016, 35,000 of Mr. Bradley’s LTIP pool units have vested.

Assuming Mr. Bradley’s employment was terminated as of December 31, 2016, and a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2016 Annual Bonus	Target Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination Without Cause or Resignation for Good Reason not in Connection with a Change in Control	$800,000	$1,222,656	$800,000	$23,790	All forfeit	__	$2,846,446
Termination Without Cause in Connection with a Change in Control	$800,000	$1,222,656	$800,000	$23,790	$884,625	__	$3,731,071
Death or Disability	N/A	$1,222,656	N/A	N/A	$884,625	__	$2,107,281

(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2016.

(2)	As of December 31, 2016, none of the stock options or restricted shares had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability, or without cause within 24 months of a change in control all of Mr. Bradley’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $21.66 on December 30, 2016, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	35,000 of Mr. Bradley’s pool units had vested as of December 31, 2016, but their value is not determinable until an liquidity event has occurred as detailed above in the “Details of 2016 Compensation Program—Long Term Incentive Plan.”

Matt Brown

Pursuant to his July 13, 2015 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Brown is entitled to the following benefits in the event of a termination of his employment by Forterra Pipe and Precast, LLC without cause (as defined in his employment agreement) or a resignation by Mr. Brown for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Brown’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and any other payment, if any, as determined by the Forterra Pipe and Precast, LLC Board of Directors in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Brown is entitled to retain any vested pool units he holds as of his termination of employment for a period through the later of August 26, 2020, or the date of his termination of employment. Moreover, in the event of his termination not for cause (as defined in his employment agreement) or resignation for good reason (as defined in his employment agreement), Mr. Brown will retain both his vested and unvested units for one year. None of Mr. Brown’s LTIP pool units are currently vested.

Assuming Mr. Brown’s employment was terminated as of December 31, 2016, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2016 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination Without Cause or Resignation for Good Reason not in Connection with a Change in Control	$400,000	$585,856	$23,790	All forfeit	Remain outstanding through December 31, 2017	$1,009,646
Termination Without Cause in Connection with a Change in Control	$400,000	$585,856	$23,790	$265,406	Remain outstanding through December 31, 2017	$1,275,052
Death or Disability	N/A	$585,856	N/A	$265,406	N/A	$851,262

(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2016.

(2)	As of December 31, 2016, none of the stock options or restricted shares had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Mr. Brown’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $21.66 on December 30, 2016, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	Had he been terminated on December 31, 2016, the 80,000 pool units granted to Mr. Brown would have remained outstanding through December 31, 2017 under the terms of his LTIP Award Agreement.

Mark Carpenter

Assuming Mr. Carpenter’s employment was terminated without cause as of December 31, 2016, and where noted, a change in control had occurred as of such date, the payments that would have been provided to him in connection with his separation would have been as follows.

	Base Salary Continuation	Pro-rated 2016 Annual Bonus	Stock Options and Restricted Shares (1)	LTIP Units (2)	Total
Termination Without Cause or Resignation for Good Reason not in Connection with a Change in Control	N/A	N/A	N/A	Remain outstanding through June 30, 2017	—
Termination Without Cause in Connection with a Change in Control	N/A	N/A	$194,636	Remain outstanding through June 30, 2017	$194,636
Death or Disability	N/A	$334,714	$194,636	N/A	$529,350

(1)	As of December 31, 2016, none of the stock options or restricted shares had vested according to the terms of the award agreements. However, in the event of a termination as a result of retirement, death, disability or without cause within 24 months of a change in control all of Mr. Carpenter’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $21.66 on December 30, 2016, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(2)	Had he been terminated on December 31, 2016, the 80,000 pool units granted to Mr. Carpenter would have remained outstanding through June 30, 2017 under the terms of his LTIP Award Agreement.

(3)	A pro-rated annual bonus would also have been provided to Mr. Carpenter in the event of an elimination of his position.

Bill Kerfin

Pursuant to his April 26, 2016 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Kerfin is entitled to the following benefits in the event of a termination of his employment by USP Holdings, Inc. without cause (as defined in his employment agreement) or a resignation by Mr. Kerfin for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Kerfin’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and any other payment, if any, as determined by the USP Holdings, Inc. Board of Directors in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Kerfin is entitled to retain any pool units he holds as of his termination of employment for a period of six months after termination of employment. None of Mr. Kerfin’s LTIP pool units are currently vested.

Assuming Mr. Kerfin’s employment was terminated as of December 31, 2016, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2016 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination Without Cause or Resignation for Good Reason not in Connection with a Change in Control	$350,000	$247,258	$20,623	All forfeit	Remain outstanding through June 30, 2017	$617,881
Termination Without Cause in Connection with a Change in Control	$350,000	$247,258	$20,623	$265,406	Remain outstanding through June 30, 2017	$883,287
Death or Disability	N/A	$247,258	N/A	$265,406	N/A	$512,664

(1)	Based on applicable COBRA rates in effect under USP Holdings, Inc.’s group health plan as of December 31, 2016.

(2)	As of December 31, 2016, none of the stock options or restricted shares had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Mr. Kerfin’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $21.66 on December 30, 2016, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	Had he been terminated on December 31, 2016, the 80,000 pool units granted to Mr. Kerfin would have remained outstanding through June 30, 2017 under the terms of his LTIP Award Agreement.

Lori Browne

Pursuant to her February 22, 2015 offer letter, Ms. Browne is eligible for severance equal to six (6) months of her base salary at the time of her termination if her employment is terminated for any reason other than voluntary resignation or termination for cause.

In addition, under the terms of our Annual Incentive Plan, in the event of Ms. Browne’s termination of employment as a result of retirement (after attaining age 55 and completing at least ten years of service), death or disability, or elimination of her position, Ms. Browne, or her estate, as applicable, would have been entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives. Ms. Browne was not retirement eligible under our Annual Incentive Plan as of December 31, 2016.

Assuming Ms. Browne’s employment was terminated as of December 31, 2016, the payments and benefits that would have been provided to her in connection with her separation would have been as follows:

	Base Salary Continuation	Pro-rated 2016 Annual Bonus	Stock Options and Restricted Shares (1)	LTIP Units (2)	Total
Termination Without Cause or Resignation for Good Reason not in Connection with a Change in Control	$130,000	$207,948	N/A	Remain outstanding through June 30, 2017	$337,948
Termination Without Cause in Connection with a Change in Control	$130,000	$207,948	$269,606	Remain outstanding through June 30, 2017	$607,554
Death or Disability	N/A	$207,948	$269,606	N/A	$477,554

(1)	As of December 31, 2016, none of the stock options or restricted shares had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Ms. Browne’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $21.66 on December 30, 2016, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(2)	Had she been terminated on December 31, 2016, the 17,500 pool units granted to Ms. Browne would have remained outstanding through June 30, 2017 under the terms of her LTIP Award Agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Forterra, Inc.

Chris Meyer

John McPherson

Grant Wilbeck

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the Record Date by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder and Selling Stockholder
Forterra US Holdings, LLC(1)	45,107,250	70.3%
Named Executive Officers
Jeff Bradley(2)(3)	84,336	*
Matt Brown(3)	25,301	*
Mark Carpenter	17,961	*
Bill Kerfin	17,961	*
Lori Browne	17,057	*
Directors
Kevin Barner(3)	—	—
Robert Corcoran(3)	—	—
Samuel D. Loughlin(3)	—	—
Clint McDonnough	1,130	*
John McPherson	1,130	*
Chris Meyer(3)	—	—
Jacques Sarrazin	1,130	*
Chadwick Suss(3)	—	—
Kyle Volluz(3)	—	—
Grant Wilbeck(3)	—	—
All directors and executive officers as a group (19 persons)	209,979	*

*	Represents less than 1.0% of total outstanding common stock.
(1)	Forterra US Holdings, LLC is a Delaware limited liability company and is wholly owned by Mid Holdings. Mid Holdings is a Jersey limited company and is wholly owned by Concrete Holdings, a Jersey limited company. Concrete Holdings is wholly owned by LSF9 Concrete Ltd, a Jersey limited company. LSF9 is wholly owned by LSF9 Concrete II Ltd, a Jersey limited company. LSF9 Concrete II Ltd is wholly owned by Stardust Holdings, a Bermuda limited partnership. Stardust Holdings is controlled by its general partner, LSF9 Stardust GP, LLC, a Delaware limited liability company, which is controlled by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda exempted company, which is controlled by its sole owner (stockholder) John P. Grayken. The address for Mid Holdings, Concrete Holdings, LSF9 and LSF9 Concrete II Ltd is 47 Esplanade, St. Heiler, Jersey JE1 0BD. The address for Stardust Holdings, Lone Star Partners IX, L.P. and Lone Star Management Co. IX, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM 11, Bermuda. The address for all other persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.
(2)	Mr. Bradley is also a Director.
(3)	Owns interests in entities which own direct or indirect non-controlling interests in Forterra US Holdings, LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2016.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2018 annual meeting of stockholders must be submitted to the Company no earlier than February 19, 2018 and no later than March 21, 2018. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at its principle executive offices at Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2018 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than January 8, 2018. If timely notice of a stockholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company in writing should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal year ended December 2016 can be found in our 2016 Form 10-K for the fiscal year ended December 31, 2016. A copy of our 2016 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. You can also access a copy of our 2016 Form 10-K on the Company’s website at forterrabp.com. The Company will furnish without charge a copy of our 2016 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to our 2016 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Lori M. Browne

Senior Vice President and General Counsel

Irving, Texas

April 28, 2017

1 Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Forterra, Inc. Annual Meeting of Stockholders June 19, 2017 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Jeff Bradley and Lori Browne, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Forterra, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Monday, June 19, 2017 at 10:00 a.m. at the offices of Forterra, Inc. at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1, FOR the Proposals in Items 2 and 3, and a vote of 1 YEAR on Proposal 4. (CONTINUED AND TO BE SIgNED ON REVERSE SIDE)

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on June 19, 2017. The Proxy Statement and accompanying 2016 Annual Report to Stockholders are available at www.proxy push.com/FRTA.

ANNUAL MEETINg OF FORTERRA, INC. Date: Monday, June 19, 2017 Time: 10:00 A.M. (Central Daylight Time) Place: 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR the Election of Directors in Proposal 1; Board of Directors Recommends a Vote FOR Proposals 2 and 3; Board of Directors Recommends a Vote of 1 YEAR on Proposal 4. 1: Election of Directors Recommend Directors For Withhold 01 Kevin Barner For 02 Jeff Bradley For 03 Robert Corcoran For 04 Chadwick S. Suss For For Against Abstain 2: LLP To ratify as our the independent appointment registered of Ernst & public Young For accounting firm for 2017 For Against Abstain 3: To compensation approve, on of an our advisory named basis, executive the For officers 1 year 2 years 3 years Abstain 4: To vote, on an advisory basis, on the frequency Year 1 of compensation future advisory votes to approve executive 5: To properly conduct come such before other the business Annual as Meeting may or any adjournments or postponements thereof. To attend the meeting and vote your shares in person, please mark this box Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Forterra, Inc. to be held on Monday, June 19, 2017 for Holders as of April 20, 2017 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE Call www. Go To proxypush.com/FRTA 866-829-5135 • Use any touch-tone telephone. • Cast your vote online. OR View meeting documents. • Have your Proxy Card/Voting Instruction Form ready. • • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card. • Detach your Proxy Card. • Return your Proxy Card in the postage-paid envelope provided. The undersigned hereby appoints Jeff Bradley and Lori Browne, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Forterra, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND A VOTE OF 1 YEAR ON PROPOSAL 4. All votes must be received by 5:00 P.M., Eastern Time, June 18, 2017. PROXY TABULATOR FOR FORTERRA, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #